EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-100801, No. 333-143402 and No. 333-240145 on Form S-8 of Franklin Resources, Inc. of our report dated September 30, 2020, appearing in this Annual Report on Form 11-K of the Franklin Resources, Inc. 1998 Employee Stock Investment Plan for the year ended July 31, 2020.

/s/ Moss Adams LLP

Campbell, California
September 30, 2020